Exhibit 99.1

This communication is for informational purposes only and does not constitute an offer to buy any securities or a solicitation of any vote or approval or a solicitation of an offer to sell any securities. This material is not a substitute for the proxy statement Take-Two would file with the SEC if an agreement between EA and Take-Two is reached or any other documents which EA may file with the SEC and send to Take-Two stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF TAKE-TWO ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC through the web site maintained by the SEC at http://www.sec.gov. Free copies of any documents filed by EA with the SEC can also be obtained by directing a request to EA, 209 Redwood Shores Parkway, Redwood City, CA 94065, telephone: (650) 628-1500.

EA and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding EA’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended March 31, 2007, which was filed with the SEC on May 30, 2007, its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on June 20, 2007, and Forms 8-K, which were filed with the SEC on June 6, 2007 and July 17, 2007. Other information regarding the participants in a proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.

Some statements set forth in this communication, including those regarding EA’s proposal to acquire Take-Two and the expected impact of the acquisition on EA’s strategic and operational plans and financial results, contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that EA’s proposal to acquire Take-Two will be rejected by Take-Two’s board of directors or shareholders; the possibility that, even if EA’s proposal is accepted, the transaction will not close or that the closing may be delayed; the effect of the announcement of the proposal on EA’s and Take-Two’s strategic relationships, operating results and business generally, including the ability to retain key employees; EA’s ability to successfully integrate Take-Two’s operations and employees; general economic conditions; and other factors described in EA’s SEC filings (including EA’s Annual Report on Form 10-K for the year ended March 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2007). If any of these risks or uncertainties materializes, the proposal may not be accepted, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, EA’s and/or Take-Two’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. All information in this communication is as of February 25, 2008. EA undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

www.streetevents.com	Contact Us

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

CORPORATE PARTICIPANTS

Tricia Gugler

Electronic Arts - IR

John Riccitiello

Electronic Arts - CEO

Warren Jenson

Electronic Arts - CFO

CONFERENCE CALL PARTICIPANTS

Edward Williams

BMO Capital Markets - Analyst

John Taylor

Arcadia Investment - Analyst

Jeetil Patel

Deutsche Bank - Analyst

Tony Gikas

Piper Jaffray - Analyst

Eric Handler

Lehman Brothers - Analyst

Colin Sebastian

Lazard Capital - Analyst

Heath Terry

Credit Suisse - Analyst

Justin Post

Merrill Lynch - Analyst

Ben Schachter

UBS Securities - Analyst

Mark Wienkes

Goldman Sachs - Analyst

Edward Urban

Bear Stearns - Analyst

Mike Hickey

Janco Partners - Analyst

Shawn Milne

Oppenheimer - Analyst

Doug Creutz

Cowen & Co. - Analyst

Arvind Bhatia

Sterne, Agee - Analyst

Bill Lennan

Broadpoint Capital - Analyst

PRESENTATION

www.streetevents.com	Contact Us	1

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

Operator

Good day, everyone, and welcome to the Electronic Arts, EA’s proposal to acquire Take-Two Interactive conference call. Today’s call is being recorded. For opening remarks and introductions, I would like to turn the call over to Ms. Tricia Gugler, Director Investor Relations. Please go ahead, ma’am.

Tricia Gugler - Electronic Arts - IR

Good morning and welcome to our call. Today on the call we have John Riccitiello, our Chief Executive Officer, and Warren Jenson, our Chief Financial and Administrative Officer. Before we begin, I would like to remind you that you may find copies of our SEC filings, our press release, and a replay of the webcast on our website, www.eatake-two.com. Shortly after the call, we will post a copy of the script on our website.

During the course of this call, we may make forward-looking statements regarding future events in the proposed acquisition of Take-Two by EA and the future financial performance of the Company. We caution you that actual events and results may differ materially. We refer you to EA’s most recent Form 10-K and 10-Q for a discussion of risk factors that could cause our actual results to differ materially from those discussed today. We make these statements as of February 25, 2008 and disclaim any duty to update them.

This call is for informational purposes only and does not constitute an offer to buy any securities or a solicitation of any vote or approval or a solicitation of an offer to sell any securities. It is not a substitute for any documents which EA may file with the SEC and sent to Take-Two stockholders in connection with the proposed transaction. Investors and security holders of Take-Two are urged to read any such documents if and when filed with the SEC because they will contain important information about the proposed transaction.

Now I would like to turn the call over to John.

John Riccitiello - Electronic Arts - CEO

Good morning and thanks for joining us. We are excited about our proposal to purchase Take-Two. This proposal is great news for our respective shareholders, studios, and consumers. We have proposed to acquire Take-Two for $26 per share in cash. We were disappointed to learn last Friday that the Take-Two Board of Directors has rejected our proposal. We believe in the benefits of combining the two companies and we believe now is the right time. That is why we’re making our proposal public so both sets of shareholders, employees, and consumers can understand the opportunity.

This is a decision we have thought long and hard about. We are very confident it is the right path for EA and Take-Two. Let me explain why. First, this is a very good deal for Take-Two shareholders. Our proposal represents a unique and compelling opportunity to maximize the value of their investment with materially lower risk than if Take-Two proceeds on a stand-alone basis.

Key factors I would highlight include that our proposal represents a significant premium to Friday’s close and the trailing 30- and 90-day averages and that it represents certainty for investors in a company that carries significant legal, operational, and scale risks and a long, uneven history.

Secondly, we believe this provides a great home for Take-Two’s studios and key talent. Take-Two’s extraordinarily talented creative teams deserve a permanent home with a stable and growing publisher that will provide an environment that allows them to do what they do best, create great games. We have a strong management team that truly understands games. We have the resources to invest in their titles and people. In short, a combination with EA would provide Take-Two’s studios and employees a more powerful platform, one with great staying power and global reach.

www.streetevents.com	Contact Us	2

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

Third, this acquisition will create long-term value for EA shareholders. In addition to topline benefits, we can achieve synergies on the bottom line by leveraging EA’s corporate and publishing infrastructures. We expect this acquisition to be accretive over the long term.

And finally, the time is right to do the deal now. First, Take-Two is a subscale business in an industry where global scale has become imperative. The longer we wait, the greater the risk. Second, we expect that the development of GTA IV is essentially complete. Our proposal would not jeopardize the development of this incredibly important title. Third, our label model is in place and functioning well. The BGH integration has been completed successfully. We are ready to focus resources to effectively and quickly manage the integration of Take-Two.

Four, we place a significant value on the ability to close the transaction relatively quickly in order to realize the synergies and to allow EA’s strong global publishing organization to positively impact the catalog of GTA IV and other titles launching ahead of the holiday season.

And finally and perhaps most importantly for Take-Two shareholders, there can be no certainty that in the future EA or any other buyer would pay the premium we are proposing today. We believe our proposal is fully priced. Today’s share price already reflects high expectations for GTA IV. Now is the time for Take-Two to come to the table. Delay will make this asset less valuable.

In summary, Electronic Arts is committed to moving forward. This is a compelling proposal and one we feel is in the best interest of both Take-Two and EA shareholders, studios and consumers. Our preference is to make this a friendly transaction. We are hopeful we can achieve that.

Now let me turn the call over to Warren, who will take us through the specifics of the proposed transaction.

Warren Jenson - Electronic Arts - CFO

Thanks, John, and good morning, everyone. Today I would like to cover three things. First, I would like to give you a brief chronology of our interactions with Take-Two. Second, I will go through in more detail why this is good for Take-Two and EA shareholders. And finally, I will review the financial terms of our proposal. Then John and I will be happy to take your questions.

Chronology, we’ve been looking at Take-Two for some time and have been in communication on and off for about a year. Most recently we opened a dialogue and verbally expressed an interest to acquire Take-Two in December of last year. In January, Take-Two declined to negotiate with us. We followed up with a formal proposal at $25 per share on February 6, 2008. Take-Two rejected this proposal on February 15th. We then increased our proposal to $26 per share on February 19th. Take-Two rejected this proposal last Friday. In light of these facts, we felt it appropriate to communicate the terms of this compelling proposal more broadly.

Now let me further elaborate why we think this is a good deal for Take-Two and EA shareholders. Let me start with Take-Two. First, EA is proposing a significant premium. Our revised proposal of $26 per share represented a premium of 64% over Take-Two’s closing price on the day before we made our proposal. It also represented a 63% premium on a trailing 30-day basis and 55% premium on a trailing 90-day basis. Since February 15, the stock has moved up slightly, but our $26 proposal is still a premium of over 50% based on Friday’s close. Any way you look at this, this is a preemptive proposal.

Second, our proposal provides near-term liquidity to Take-Two shareholders for a company whose future is not certain. While the video game industry remains an attractive high-growth business, the challenges and risks are escalating and the need for scale is becoming more pronounced. Interactive entertainment is transforming and going more online, more mobile, and more local.

www.streetevents.com	Contact Us	3

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

We believe as a stand-alone company, Take-Two carries significant risk. Despite the actions taken in the past ten months, Take-Two remains dependent on a limited number of titles and has limited capital resources. The company has faced for a very long time and continues to face ongoing financial, legal, and operating issues. The combination of inadequate scale, limited title slate, and financial resources and ongoing legal and operating issues represent real risk especially when Take-Two needs to compete with larger and better capitalized competitors. Given these factors, we believe it will be increasingly challenging for Take-Two to create and sustain shareholder value.

Why is this good for EA’s shareholders? First, the acquisition will strengthen EA’s portfolio of owned intellectual properties. Second, there is significant opportunity to drive operational synergies. We would expect synergies in the corporate and publishing organizations. Third, we expect this deal to be accretive on a non-GAAP basis over the long-term.

Fourth, we can help increase the sales of Take-Two’s titles and bring their IP to new platforms by leveraging EA’s global packaged goods, online and wireless organizations. And finally, we would add incredible talent to EA’s creative team. This deal brings together a wealth of industry talent which can blossom under our decentralized label structure.

Now let me share with you some deal specifics and additional financial information. In total, we are proposing to pay $26 per share or approximately $2 billion in cash. EA would also assume all currently outstanding Take-Two stock options. EA’s proposal is based on Take-Two’s current equity capitalization. EA intends to keep its proposal open for now, but may withdraw it at any time. The deal is subject to confirmatory due diligence and negotiation of a merger agreement. The acquisition would be subject to customary closing conditions including regulatory approvals.

Looking ahead, the fiscal 2009 financial impact of this transaction is highly dependent upon the closing date. At a minimum, we expect meaningful non-GAAP accretion in fiscal 2010.

In summary, let me reiterate a few points. This is an enormously attractive proposal for Take-Two. We believe this transaction will create long-term value for EA and finally, we urge Take-Two to come to the table promptly. Time is of the essence.

Now we would be happy to take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Edward Williams, BMO Capital Markets.

Edward Williams - BMO Capital Markets - Analyst

Just a quick question for you guys. How did you go about determining the valuation that you were willing to pay for Take-Two?

Warren Jenson - Electronic Arts - CFO

Ed, this is Warren. We went through our usual process of looking throughout the company at two things. One, what we thought we could do with the IPs that are in the portfolio and how we thought we could leverage the global strength of our publishing organization. So when we think about synergies, the first thing we believe we can do is really take advantage of our publishing strength globally, how we can advance these great IPs over mobile platforms, online, and in our packaged goods business.

The second thing we do is take a look at what we think we can do on the cost side operationally. As I mentioned, we think there is a second level of synergy – or the synergies primarily relate to both our corporate and publishing organization. From there,

www.streetevents.com	Contact Us	4

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive we do as we always do, a set of pro formas, financial projections which highlight the value. We then tried to craft an offer that did two things, one that we thought was preemptive and compelling to the shareholders. And secondly, make an offer which we felt provided strong returns to our shareholders.

Edward Williams - BMO Capital Markets - Analyst

Okay.

Operator

Was there anything further, Mr. Williams?

Edward Williams - BMO Capital Markets - Analyst

I was holding myself to one. I’ll come back with another one.

Operator

John Taylor, Arcadia Investment.

John Taylor - Arcadia Investment - Analyst

One of the things that has delayed any serious conversation about merger with Take-Two has been the employment contract that the Rockstar senior guys have. I wonder if you could talk about that, how you plan to deal with that within the context of overall compensation strategy at EA?

John Riccitiello - Electronic Arts - CEO

This is John. First off, it is frankly a little too early to answer that question and in many ways, it is not appropriate for us to go into that, given that in a transaction like this we’re not able to speak to the key employees in the process. I would note that we have enormous respect for Rockstar and the leadership in Rockstar. This is an organization and leadership team that has survived I believe six CEO transitions in the last five years, so under any circumstance, they’ve got staying power and they are resilient.

I would also point out that frankly our label structure in many ways is inspired by some of the work that has taken place within Rockstar and Sam Houser in particular believes on how these things ought to work. So I think we represent a great home for them. So while I can’t end run that and get in front of it today absent a completed merger agreement and the discussions with the team, we see them as the asset or the key part of the deal is in Rockstar. We have great respect for them. They’ve certainly gone through things tougher than this and managed to stick around and continue to build the franchise and we would hope and expect them to continue to do that.

John Taylor - Arcadia Investment - Analyst

Okay, thank you.

www.streetevents.com	Contact Us	5

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

Operator

Jeetil Patel, Deutsche Bank.

Jeetil Patel - Deutsche Bank - Analyst

A couple questions. Can you talk about I guess the similarities or differences between Take-Two and VGH Holdings in terms of — (inaudible) the acquisition you made in October of ‘07 I guess. Can you talk about maybe the lineup or how the companies are similar or different?

Then I guess you paid up 33 times fiscal ‘07 — fiscal ‘08 earnings based on [our] numbers and it looks like about 18 times on this deal. I guess why would there be such a widespread between the two companies in terms the multiple that you’re willing to pay, given the — I guess given more of an IP play in both sides of the equation?

And then can you just talk about cash position, how much of your cash position is domestic versus international today?

John Riccitiello - Electronic Arts - CEO

I’m not sure what part of that was one question but we’ll do our best to take it apart in pieces. The first thing in contrasting the two, the VGH transaction last year that was comprised of BioWare and Pandemic, what that brought to us, those are really very different situations. That is — was a private company. It was a developer. They had no publishing infrastructure. It was an organization that had gone through relatively rapid expansion. And what we got there was two strong developer brands. With BioWare, we got a strong entry into the RPG business and they were well advanced on investment and in massively multiplayer online game in the Austin studio.

And with Pandemic, we got a leader in the action adventure category. Collectively their intellectual property and teams were very impressive. What we got Mass Effect, Jade Empire, which is the team that built KotOR, which is Knights of the Old Republic under license from Lucas in years gone by. On the Pandemic side, Mercenaries, a very promising title called Saboteur, and a couple of titles that have yet to be announced that we had the opportunity to gain some strong insight to. Ultimately it is very difficult to compare them because they are very different.

Take-Two on the other hand is a broad-based global publisher, not a developer. They own a number of developers, most notably they own Rockstar. Rockstar is the developer and brand behind notable properties such as Grand Theft Auto, but a number of others including titles like Max Payne, they make a table tennis product, they make Bully. There’s a series of titles that have been very, very successfully launched, including Midnight Club.

Grand Theft Auto, their signature franchise, holds the record for the largest number of units ever sold by an individual title on a single SKU with Grand Theft Auto, San Andreas. And of course they have a sequel coming on announced at April 29. Also as part of the organization is Irrational Games, which I believe they have renamed to be Take-Two in the cities that they’re located. Irrational is the creator of System Shock, System Shock 2, and also Bioshock. I might note, one of my favorite games in the last 12 months, a brilliant piece of software. And it is led by some of the more notable visionaries in the industry.

Beyond that, they own Firaxis, another developer that is captained by an individual named Sid Meier. Sid Meier is well-known for creating the Civilization franchise, one of the leading strategy game franchises in the history of the industry. They also own Visual Concepts, which is a sports studio captained by an individual named Greg Thomas who has been one of the leading lights in the industry and early in his career was actually one of the developers from Madden Football. So brings a long and storied history and a very successful history to the table.

www.streetevents.com	Contact Us	6

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

There’s a number of properties as well that would fit in many ways what might be considered as the guys of EAP, partnerships around franchises like Duke Newcombe and a number of others. So in terms of contrasting the two, it is actually difficult to find points where they are really comparable. One is a publisher. One is a developer. BioWare/Pandemic was private. This is public. EA had already had publishing arrangements with BioWare/Pandemic. EA has no meaningful business relationship with Take-Two today. And Take-Two is a larger organization by some note.

Warren, do you want to take on the numerical questions?

Warren Jenson - Electronic Arts - CFO

Sure, Jeetil, let me try to answer your questions. First, I won’t comment on the multiple relative to VGH’s. I think we feel very comfortable with the price we paid and the long-term accretion that will result from that transaction. I will tell you that the multiple we are paying for proposing to pay for Take-Two we believe is full. As I mentioned in my prepared remarks, we believe this is under any measure a preemptive offer.

In one respect, the integration of the two companies is similar. These will be studio-led integrations. We already have a very strong global publishing organization and obviously a corporate infrastructure at EA that we believe can absorb this transaction. So we are very experienced in how to lead a studio-led integration and have very successfully and efficiently completed the integration of VGH.

As to your last question on the cash, about two-thirds/one-third onshore/onshore. Next question?

Operator

Tony Gikas, Piper Jaffray.

Tony Gikas - Piper Jaffray - Analyst

Good morning, guys. Say, I want to go back to the Rockstar compensation question because you indicated Rockstar has weathered six CEOs. I would — some might argue that they have beat the last few CEOs in terms of these compensation plans. So I am wondering what makes you comfortable that you can put a compensation plan in place that these guys are going to get comparable with. It is not going to get cheaper to work these guys started in 2009. And do you think that Sam and Dan and a few of his key management team would be a flight risk if you try to incorporate EA’s new compensation structure upon these guys?

John Riccitiello - Electronic Arts - CEO

You know, unfortunately there’s probably a lot I’d like to say on that than I’m going to be willing to do so on the call right now. I can only really tell you that you can’t do these things in the order you’re asking us to do them. There are appropriate ways for us to engage in Take-Two that involves engaging directly with the Board. While I do have a relationship with Sam, I know a number of the senior creative teams within Take- Two, it would have been highly inappropriate for us to manage this transaction by approaching them first and working our way up to the Board. So we did it the right way and we connected directly with their chairman, Strauss Zelnick, and have a number of conversations that we have detailed in our call thus far.

In terms of this organization, I would state one thing I believe is entirely incorrect in your thesis. These guys created have games that have sold 65 million units and contributed enormously to the value of Take-Two over the last several years. I would not consider that defeating prior CEOs. I would call that one of the greatest contributions in the history of our industry. And frankly absent that, I don’t think Take-Two would have much value today.

www.streetevents.com	Contact Us	7

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

So my argument would be they have nailed it and I have confidence they will continue to do so.

Tony Gikas - Piper Jaffray - Analyst

You don’t believe at this point that the compensation plans at Rockstar are prohibitive to consistent profitability for that company?

John Riccitiello - Electronic Arts - CEO

To be honest with you, I have got good insights into that and those that read yours and other analysts’ reports can take that apart pretty carefully. I really don’t want to go there on today’s call. I am confident that between corporate and publishing synergies and doing the right thing for the business in the long-term that this can be highly accretive for Electronic Arts and I really have to leave it at that.

Tony Gikas - Piper Jaffray - Analyst

Just a quick follow-up question in terms of executing integration. A couple of weeks ago, you guys outlined some pretty aggressive plans for the next few years. Do you feel comfortable you have the capacity to integrate a company of this size as well at the same time?

John Riccitiello - Electronic Arts - CEO

Yes.

Tony Gikas - Piper Jaffray - Analyst

Okay, thanks.

Operator

Eric Handler, Lehman Brothers.

Eric Handler - Lehman Brothers - Analyst

You have qualitatively listed a number of synergies. I just wondered if you might be able to give a range, a dollar value of what you ultimately think those synergies are in order to become meaningfully accretive in 2010?

Warren Jenson - Electronic Arts - CFO

No, at this time we will not quantify that. It is just too early in the process. I think what we have tried to do is to tell you where to focus your analysis. The synergies will come in three large buckets. What we can do to sell more games on the topline. Two, how we can leverage our publishing infrastructure or our marketing and sales line. And then the third line will be on the corporate side.

www.streetevents.com	Contact Us	8

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

Operator

Colin Sebastian, Lazard Capital.

Colin Sebastian - Lazard Capital - Analyst

At the analyst day, you talked about M&A as part of the growth strategy. So I wonder if you can talk about the proposed combination of that context and how this fits into the longer-term fiscal ‘11 financial targets you presented to investors at that time?

John Riccitiello - Electronic Arts - CEO

Sure, this is John. First off for those that pay close attention to our February 12 analysts meeting, we articulated four goals for our business in terms of its long-term trajectory. First we said we wanted to increase our segment shares and do so aggressively in the marketplace. We said we wanted to generate P&L leverage by focusing on productivity and cost efficiency. We said we wanted to increase our digital revenue streams and by that we don’t mean just our packaged goods. We mean also our mobile, our wireless, our micro transaction models, and our advertising streams.

And lastly, we articulated a goal of doing smart M&A, which I will elaborate on in a minute. But we in particular highlighted the thesis that we were interested in looking at the fact that we have already got the world’s greatest creative organization under one roof. The degree to which we can add other great creative teams in eight great intellectual properties. Let me take Take-Two over that spectrum of four goals.

First, I think it is clear that it advances us in particular in our segment shares. EA is notably underrepresented in M-rated content. This gives us additional M-rated content. Frankly it gives us the world’s best M-rated content. Secondly against productivity and efficiency, there are clear and obvious synergies in an organization like this relative to corporate and publishing infrastructures. Our investment in that area runs in double-digit percentage of revenue and we would be able to leverage that we believe very efficiently over the total of Take-Two’s business.

Thirdly digital, in terms of digital, we are very pleased and frankly excited as gamers to see the downloadable content, episodic content that’s coming on the back end of Grand Theft Auto’s April 29 release. So we feel very, very good about that.

And then lastly on the smart M&A side, I think it goes almost without saying that what this gets us is some of the world’s best intellectual property and best studios to add to the great roster we already have. So then to your last question, we were not counting on this transaction to realize our $6 billion/$1.5 billion operating profit income target. We will are hopeful this will help us get there sooner, bigger, better.

Colin Sebastian - Lazard Capital - Analyst

Thank you very much.

Operator

Heath Terry, Credit Suisse.

www.streetevents.com	Contact Us	9

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

Heath Terry - Credit Suisse - Analyst

I would assume that in your discussions with Take-Two’s management as they both said that they’re not interested at $26, they did give you some idea of where they were interested or could you speculate on – if they didn’t, could you speculate on where they would?

Then just to follow up on the last question. Since this was not included in your $6 billion and $1.5 million target, as you worked through those pro forma models that Warren mentioned, what kind of impact would this have on those targets?

John Riccitiello - Electronic Arts - CEO

We’ll take that in two pieces since I handled most of the discussions with Take-Two’s board and Warren is Mr. Financial Spreadsheet here in the organization on prognostications. To be truthful, they did not give us an indication that — a price that they were interested in closing this transaction. And to be frank, we were very surprised that they would reject a $26 offer given how fulsome the price is. We view it as preemptive. It represents an enormous premium and frankly a premium I don’t think they will see at any time in the near future or in years to come. So it is a great deal for their shareholders. They did not give us an answer and we’re hopeful that they will shortly.

Warren Jenson - Electronic Arts - CFO

On the financial side, again, today where we are in this process, it is just too early for us to quantify. I would urge you to take a look at your models, take a look at their revenue streams, evaluate from your own perspective the sort of revenue synergies we could generate. And then also how we could in effect keep our fixed costs fixed and only add variable expense on both the publishing side and also on the corporate side.

Heath Terry - Credit Suisse - Analyst

Great, thank you.

Operator

Justin Post, Merrill Lynch.

Justin Post - Merrill Lynch - Analyst

Two things. First, can you talk about how this deal would affect your sports business and your plans for that? And now that Take-Two has rejected your bid, what are EA’s next steps to get this deal done?

John Riccitiello - Electronic Arts - CEO

We will probably split that up between Warren and myself. In terms of the sports business, for me sort of organizational perspective we perceive this to be way too early to comment on any sort of how the combination would work. We do have great respect for the Visual Concepts team. As I’d mentioned the past or earlier in the call, Greg Thomas’s personal experience goes all the way back to prior Madden titles, so we are thrilled to welcome them into the organization as part of Electronic Arts and we are hopeful we will be able to conclude the transaction.

www.streetevents.com	Contact Us	10

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

Warren Jenson - Electronic Arts - CFO

And I would only add it is our objective to make this a friendly deal. So our next steps — we would love to sit down with Take-Two management and the Board of Directors and complete a transaction.

Heath Terry - Credit Suisse - Analyst

Thank you.

Operator

Ben Schachter, UBS Securities.

Ben Schachter - UBS Securities - Analyst

Just to get a sense of how you would take some of these properties in different directions, can you look at Bioshock, which was a highly rated title and, John, you mentioned one of your favorite titles, and talk about what EA might have done differently to help increase the sales there? Then also I was wondering if you are surprised by the timing of the amended employment agreement that the Take-Two management team gave themselves considering it was done after your initial offer?

John Riccitiello - Electronic Arts - CEO

To the first question, I wouldn’t change a line of0 code in Bioshock, nor would I in GTA, nor would I in Max Payne. I think that many titles these guys have put out are about as good as it gets. What we would do is sell more of it. We have subsidiaries in places that given their scale, I don’t believe they’ve ever visited. Our subsidiaries are unique in Eastern Europe, Latin America, parts of Southern Europe, parts of Asia, would allow us to sell more of the same software and do so very, very, very cost efficiently.

In addition, they’ve done a number of deals where they work with third parties in the online world and the mobile world. We can capture that synergy by allowing that to work through EA’s superior infrastructure there. So we are very committed to the label model. We frankly think in many ways aspects of Take-Two really invented that model and we would hope to provide them the resources and let them do what they do best, which as I said in the call earlier, make great games.

In terms of the employment agreement extension and the incremental shares and cash, we were surprised by it. We were not expecting it and so I guess that’s your answer.

Ben Schachter - UBS Securities - Analyst

Okay, thanks.

Operator

Mark Wienkes, Goldman Sachs.

Mark Wienkes - Goldman Sachs - Analyst

You mentioned the term subscale and increasing challenges you think that these smaller publishers will face. I guess in the absence of the transaction, can you talk to how you think this plays out for the publishers in the second tier? And then what

www.streetevents.com	Contact Us	11

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive are the risks to EA of just waiting for this to play out versus bidding now? And part two of this one single question would be if this deal fails to happen, were there some close runners-up to Take-Two that you think you’d moved to consolidate in the near term?

John Riccitiello - Electronic Arts - CEO

I didn’t quite catch the second part of the question.

Mark Wienkes - Goldman Sachs - Analyst

Were there some close runners-up to Take-Two?

John Riccitiello - Electronic Arts - CEO

So there’s something about the call which is breaking up in the second part. Maybe that is purposeful, but to this point, look, there has been a long history of companies that sort of are in the position of 4, 5, 6, 7 in terms of the global publishing business. These would include companies like Infogrames and Midway and Acclaim and Giant Interactive and any number of them. I’m not suggesting that Take-Two is going down that particular path. I would say that companies that have strong cash flow positive experiences once every couple of years and have lean times in between have had a very hard time surviving in this business and making the investments in infrastructure that EA has been able to make with a much more consistent pipeline of titles.

So my frank expectation is they are going to be acquired by somebody and I don’t know who. I don’t know if it’s not us at this instance, but EA is unique in being I believe the best acquirer of this asset for a number of reasons. One is we have the strongest infrastructure publishing between our wireless, our online, our global packaged goods business. So we can do a better job for these developers than I think anybody else can. We have management, so a lot of people have speculated that a media company or somebody else might come in, and again in this case, this is a company where unless I hear anything to the contrary, it would be my belief that the [Jelinek] Media crew that’s currently providing leadership would not go with the transaction. And so if a media company were to buy this company they would find themselves (inaudible) manage would be a tough situation. So I think we are the most likely acquirer and as I say, I think they would get acquired.

The last point I would make is our label structure I think is unique and it really does make us the best possible home for their studios. Now, I don’t know if I captured your second part or maybe Warren can.

Warren Jenson - Electronic Arts - CFO

I will jump in on a couple of points. One, just a sub point to the first part of your question, and then I’ll hone in on the second one. I think it is important as you think about the synergies to understand the value we’re placing, our $26 per share, is predicated on a relatively quick closing. The longer this waits, value will disappear. The sooner we can effectuate the topline synergies and the cost synergies, the more value is created. So again, if this is delayed, value will fundamentally disappear.

On the second question as to other runners-up, I would simply say that our focus right now is on Take-Two. It is not focused on anywhere else. This is what we would like to get done. Over the past year, we’ve reorganized the company into labels. We’ve completed integration of VGH. Our focus is Take-Two.

Mark Wienkes - Goldman Sachs - Analyst

Thank you.

www.streetevents.com	Contact Us	12

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

Operator

Edward Urban, Bear Stearns.

Edward Urban - Bear Stearns - Analyst

I was wondering if you could talk about overlapping license deals specifically with the NBA and NHL. Are there change of control positions there and how would you expect your overall license costs to change if this transaction was completed?

John Riccitiello - Electronic Arts - CEO

First off, we’re not in a position to comment on any licenses that Take-Two has. What other information we might have or glean is inappropriate for us to share given it is confidential information to Take-Two. I would point out if — to pick out any one thing, is that most license arrangements like this are a percentage of sales and typically are denominated in percentage of sales and so you can sort of figure from there that — how this might work for us.

We’re not in a position to go any further than that other than to say to Electronic Arts organizations like the NBA have been the greatest of partners over the years and we would expect that to continue going forward based on our contributions and their great wisdom.

Edward Urban - Bear Stearns - Analyst

Okay, thanks.

Operator

Mike Hickey, Janco Partners.

Mike Hickey - Janco Partners - Analyst

Certainly both EA and Take-Two have incredible development talent. But it seems that the cultures perhaps are markedly different. Maybe that is not the case but I was just curious if you could talk about how — and you have a little bit — perhaps a little bit more color on how you’d manage that transition. Then do you see — and this could be premature — but do you see Rockstar as their own label head within your current structure?

John Riccitiello - Electronic Arts - CEO

So that’s [effectively] a great question. I would like to take that on. First off, I would tell you that the culture within EA, particularly now under our new label structure is actually quite different from location to location. We like to joke that if you get off on the second floor of our Redwood Shores campus, bring the kids, it’s the (inaudible). Get off on the fourth floor and they are building a horror game called Dead Space and you definitely don’t want to bring the kids. It is a very, very, very different culture. And the culture differences between, for example, our Criterion studio where we built Burnout and our studio in Emeryville, maxis, where we are building Spore are dramatically different.

And in fact, the differences from one location to another are comparable to the difference between, say, one part of Electronic Arts and a part of Take-Two. I would argue though the differences exist within Take-Two, knowing the Visual Concepts organization and knowing the Rockstar organization, the Visual Concepts groups that builds sports feels a lot like our Vancouver studio and

www.streetevents.com	Contact Us	13

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive our Redwood Shores and our Tiburon studios in terms of its culture. Where the Rockstar studio which has just got sort of a both sides of the Atlantic culture, Scottish, New York, etc., feels a lot more like one of our core game studios in Montreal or the UK.

So I do think there’s a great deal of diversity there and we would welcome them and their adversity into our organizations. So we thought long and hard about it. We know them well and we think we actually span the culture range that would be very welcoming to them.

Mike Hickey - Janco Partners - Analyst

Thank you.

Operator

Shawn Milne, Oppenheimer.

Shawn Milne - Oppenheimer - Analyst

Warren, I just wanted to follow-up on your comments. I think when people think through this — you mentioned the long-term synergies — but then you followed up by suggesting there was meaningful synergies in fiscal 2010. Historically given the GTA sales curve, that would seem to be a bit of the curious comment given that the bulk of the sales would come this year with the GTA launch. So either one, you are basing that comment on your expectations for episodic content or maybe you know something more, John, know something more on the pipeline?

Or two, it is just more on the cost synergies side. But just if you think about historically as you have outlined on the call, Take-Two just never makes any money in between GTA. Can you reconcile that comment?

Warren Jenson - Electronic Arts - CFO

Let me start off and then John can jump in, Shawn. The first comment I want to make is that the sooner we can integrate, the sooner we can achieve synergies and drive incremental cost flow. So point number one is that directly affects value. Again, the sooner we can integrate, the sooner we can be in a position to help drive increased sales at lower costs in the holiday period of fiscal ‘09, the better that drives value.

We like you have done a model looking at the SKU plan based on our best estimated information for both fiscal ‘09 and for fiscal ‘10 and we are confident that as we integrate the acquisition into our organization on the presumption that we are able to complete it, that that will drive meaningful levels of accretion in fiscal 2010.

John Riccitiello - Electronic Arts - CEO

Shawn, this is John. You make a good point and let me just give you a little bit of help as to how we view this without sort of giving you any proprietary information, that we might have gleaned by studying the sector, talking to retailers and looking at all sorts of data that we project the pipeline. We believe we can take gains from Take-Two and sell more of them. We believe we have cost synergies in corporate and publishing.

If you take a company like Take-Two in their off years and you well note they haven’t made money in their off GTA years, and imagine that revenue was higher and costs were lower because of the synergies on both ends, that they would be profitable in those years which is precisely why we say that we have questions about their future as a stand-alone company and why we

www.streetevents.com	Contact Us	14

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive view this as an attractive transaction for Electronic Arts inside of our infrastructure. So I think you are making our point for us beautifully and I thank you for it.

Shawn Milne - Oppenheimer - Analyst

Okay, thank you.

Operator

Doug Creutz, Cowen & Co.

Doug Creutz - Cowen & Co. - Analyst

Could you any comment on how the timing of making this offer public might have been impacted by the fact that Take-Two is due to have an annual meeting in the next couple of months?

John Riccitiello - Electronic Arts - CEO

Frankly not at all. You know, I will tell you what drove the timing. I had spoken with their Chairman in December, having had discussions with him over the summer. I got very serious about the transaction in December and made a verbal offer indicating our interest to acquire the company at roughly the price range that was in our first letter, $25 a share. They came back to us in January and said they were uninterested in pursuing the discussions at that time. One of the reasons that they pointed at was GTA.

We thought long and hard about that and while we wanted to conclude and press the transaction at that point in early January, we also wanted to give a wide birth to GTA. We did not in any way, shape or form want to get in the way of that important transaction; a, because we try to be good business people and fair in our dealings. And secondly, we are fans of the franchise and we want to see that come out on time so we get our shot at it.

And so while we don’t know the internal workings of Take-Two on this, we do know a great deal about what it takes to bring a title out on April 29. We backed it up and came to the conclusion that at this point in time, yesterday, they had to be essentially done with the development of the software. They had to have their manufacturing dates reserved with both Sony and Microsoft. They had to have bought their advertising. They had to have bought their retail shelf space reserved it.

So from this point forward, it is essentially mechanical. So we delayed coming forward with our offer until we were certain we weren’t screwing with GTA. That was very important to us for the reasons I outlined. At this point, we can see no legitimate business reason whatsoever for them not to pursue a transaction, and that is why we were surprised by the rejecting of our offer. In particular and to build Warren’s point from a few moments ago, we actually think this is a depreciating asset from this point forward. If we nor anyone else can conclude a transaction ahead the holiday season, we think Take-Two’s shareholders suffer because the company will be worth less to us or anyone else.

So our timing was really driven by basically going as early as we could and wanted to maximize the value that we could afford to pay for this asset and recognizing that we wanted to come in after the point where GTA’s development was essentially complete.

Doug Creutz - Cowen & Co. - Analyst

Okay, thanks.

www.streetevents.com	Contact Us	15

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

Operator

John Taylor, Arcadia Investment.

John Taylor - Arcadia Investment - Analyst

I have another one here. I guess, Warren, when you guys did the BioWare Pandemic deal and jammed that, you kind of gave us some expectations in terms of ROI. I wonder if you could address that here? And then also maybe — you’re probably not going to go into a lot of detail on how you are allocating the savings by basket, but I wonder if you could just give us a sense. We are all so fixated on GTA and I realize that Max Payne is coming along and there are some other things in the pipeline, but how important was GTA specifically to the valuation process, again, giving that lumpiness, the biannual kind of lumpiness of it? I wonder if you could talk about that a little bit? Thanks.

Warren Jenson - Electronic Arts - CFO

JT, we are just too early in the process for me to comment specifically on the financials. I will tell you as we hopefully proceed with this transaction, we will be more than transparent as to our expectations. But today, I hope you can respect it is just way too early for us — way too early for us to do that.

How important is GTA? It is a big part of the company. But so is Bioshock. So is Max Payne. So is Civilization. So is Midnight Club. So is it important? You bet it is, but at the same time some of the other key intellectual properties that Take-Two holds, were also very important to our evaluation.

John Riccitiello - Electronic Arts - CEO

(multiple speakers) lumpiness, it is really problematic when you’re at the scale that Take-Two is at. Remember, we’ve got franchises like the Sims which we introduced in 2000 and then again in 2004 with a four-year spread within Sims and Sims 2. We have got many franchises that we release on a biannual basis and some further apart, franchise to franchise. But our overall scale allows us to be — to deal with that diversity of titles. Them or Take-Two inside of Electronic Arts works very well for us. It doesn’t work well as a stand-alone company where that lumpiness is so pronounced.

Operator

Arvind Bhatia, Sterne, Agee.

Arvind Bhatia - Sterne, Agee - Analyst

John, there has been some speculation in the past that you had looked at it — looked at acquiring Take-Two in the past when you were at Elevation. One, I wonder if you can comment on that? And if that was true, what were the reasons the deal was not done at that point? Then my question on GTA is this is all predicated on the assumption that GTA at this point is for certain coming out on April 29. Is there any doubt in your minds or what you can tell, what are the risks if there is any further delay in that franchise at all? Just kind of comment on that if you can.

John Riccitiello - Electronic Arts - CEO

Well look, I have had conversations with — I’m going to take the second part first. I have had conversations with Strauss. I will not repeat them here because it feels a little bit of out of school, so I would refer you to Strauss as to the day. But if you’re looking

www.streetevents.com	Contact Us	16

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive for external signals, go to Amazon. You’ll see you can reserve your game for an April 29 sale and pre buy it from many retailers and that is usually a very strong indication. But I really would not want to speak for Ben Fedder or Strauss, they run the company and it’s frankly their call.

In terms of my prior interest in Take-Two, I’d draw your attention to a time about a year ago and about a year ago Take-Two had announced that they were considering a strategic transaction with a company in the sector. Let me tell you that was Electronic Arts. I was joining Electronic Arts at the time. We were very serious about concluding transaction at that point in time. We got very close to making a proposal that I think would have concluded the transaction at that time.

At the eleventh hour, I made the call to recommend that the Board of Directors of Electronic Arts not to pursue it for the simple reason that I realized we would be — we within EA were going to go through some change. I expected to be introducing an organization much like we have with the label organization and then I was going to bring in new talent as part of that. And what I did not want Electronic Arts to do is drop the ball on execution. So I purposely waited until late this summer to reach out again to Strauss until after we had our label strategy — or our label organization in place, after our executive teams were in and well functioning, after we’d established a new strategy that we cleared with our Board in November.

So really in November forward, I felt like we were ready, which is why I reached out to Strauss in December, so you are correct. I’ve had a long-standing interest in the transaction. It manifested itself most directly last March and April. It didn’t get concluded for the reasons I just outlined. The timing was driven by my judgment of EA’s readiness to execute this well which is why we are pursuing it at this time.

Operator

Bill Lennon, Broadpoint.

Bill Lennan - Broadpoint Capital - Analyst

I actually just have one. Just — I have looked at this over the years myself and always wrestled with the question. Is there any risk — do you guys see any risk internally that regulators will instead of looking at this just at 40,000 feet will zero in on sports and say you own football, now you own baseball? And I guess the short version is any regulatory risk on your sports power that would arise from this transaction?

Warren Jenson - Electronic Arts - CFO

Let me go ahead address that question in really two respects. The first thing I would say is that EA is no threat to competition in sports oriented video games. Take a look at the success that is Tony Hawk. Take a look at the success of Wii Sports from Nintendo. The other sports games such as Sony’s tennis title or Sega’s tennis title or Sony’s Hotshots Golf.

The second point I would like to make is that if you look at our sports games and in particular our simulation games, which make up the bulk of our sports properties, we do not control the content. The content is controlled by the leagues who are very sophisticated and very aware and very powerful. So in summary, we do not think this is an issue.

Bill Lennan - Broadpoint Capital - Analyst

Thank you.

www.streetevents.com	Contact Us	17

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Feb. 25. 2008 / 8:00AM, ERTS - Electronic Arts Conference Call to discuss its proposal to acquire Take-Two Interactive

Warren Jenson - Electronic Arts - CFO

With that, let me thank everyone for joining us on the call today. To repeat what John said at the outset, we are very excited about this transaction. We think it is a compelling proposal for Take-Two shareholders and for EA shareholders as well. Thank you for joining us this morning.

Operator

That concludes today’s teleconference. Thank you for joining us. Have a great day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

www.streetevents.com	Contact Us	18

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.